Exhibit 5.1

[Letterhead of Varnum LLP]

July 19, 2021

Herman Miller, Inc.
855 East Main Avenue
Zeeland, Michigan 49464

Re:	Registration Statement on Form S-8
2,282,275 Shares of Common Stock

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Herman Miller, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the following shares of the Company's common stock, $0.20 par value per share (the "Common Stock"): (1) 1,300,000 shares of Common Stock issuable upon the exercise or settlement, as applicable, of equity awards issued pursuant to the Knoll, Inc. Amended and Restated 2018 Stock Incentive Plan, the Knoll, Inc. Amended and Restated 2013 Stock Incentive Plan, and the Knoll, Inc. Amended and Restated 2010 Stock Incentive Plan (collectively, the "Knoll Plans"), which equity awards were converted into equity awards in respect of the Company's Common Stock pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 19, 2021, by and among the Company, Heat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Knoll, Inc., a Delaware corporation, and (2) 982,275 shares of Common Stock issuable pursuant to equity awards to be granted under the Knoll, Inc. 2021 Stock Incentive Plan (the "2021 Plan" and, together with the Knoll Plans, the "Plans"), pursuant to the share reserve under the 2021 Plan, which was converted into a share reserve relating to the Company's Common Stock in connection with the transactions contemplated by the Merger Agreement. The shares of Common Stock being registered pursuant to the Registration Statement are referred to in this opinion letter as the "Registered Shares."

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. As to certain questions of fact, we have relied on certificates or comparable documents of public officials and of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.

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Herman Miller, Inc.
July 19, 2021

          Based on the foregoing and subject to the qualifications, assumptions, and limitations stated in this opinion letter, we are of the opinion that each Registered Share that is newly issued pursuant to any Plan will be validly issued, fully paid, and nonassessable when (1) the Registration Statement becomes effective under the Securities Act, (2) payment for such Registered Share has been made in accordance with the applicable Plan, including the applicable award agreement issued or to be issued pursuant to such Plan, and (3) the Registered Share has been duly issued and delivered as contemplated by the Registration Statement and in accordance with the applicable Plan, including the applicable award agreement issued or to be issued pursuant to such Plan, and the Merger Agreement.

The foregoing opinion is limited to the Michigan Business Corporation Act. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. The opinion expressed in this opinion letter is as of the date of this opinion letter only, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Varnum LLP